EXHIBIT 23.1


                         CONSENT OF ERNST & YOUNG LLP


     We consent to the incorporation by reference in this Registration Statement (Form S-3/A-3 No. 333-46833) and related Prospectus of Recovery Engineering, Inc. for the registration of 1,368,500 shares of its Common Stock of our report dated January 30, 1998, with respect to the financial statements and schedule of Recovery Engineering, Inc. included in the Annual Report (Form 10-K/A-1) of Recovery Engineering, Inc., for the year ended December 31, 1997, and to the references to our firm under the captions "Selected Financial Data" and "Experts" in this Registration Statement.



                                        /s/ Ernst & Young LLP


Minneapolis, Minnesota
April 22, 1998